UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Novatel Wireless, Inc.

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May 15, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Novatel Wireless, Inc. The meeting will be held on Tuesday, June 24, 2014, at 2:00 p.m., local time, at the Hyatt House San Diego, 10044 Pacific Mesa Blvd., San Diego, California 92121.

Information about the meeting is included in the following Notice of Annual Meeting of Stockholders and Proxy Statement. Also included is a proxy card and postage-paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold your shares through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely,

Peter V. Leparulo

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 24, 2014

The 2014 Annual Meeting of Stockholders of Novatel Wireless, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, June 24, 2014, at 2:00 p.m., local time, at the Hyatt House San Diego, 10044 Pacific Mesa Blvd., San Diego, California 92121. The meeting will be held for the following purposes:

1.	To elect two (2) directors to serve until the 2017 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the compensation of the Company’s named executive officers; and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Holders of record of the Company’s common stock as of the close of business on May 9, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return your proxy card in the enclosed postage-paid return envelope. If you hold shares through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares.

By Order of the Board of Directors,

Catherine F. Ratcliffe
Senior V.P., Business Affairs, General Counsel and Secretary

May 15, 2014

San Diego, California

NOVATEL WIRELESS, INC.

9645 Scranton Road

San Diego, California 92121

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

This proxy statement and the enclosed proxy card are being sent to you on behalf of the Board of Directors (the “Board”) of Novatel Wireless, Inc. (the “Company”) to solicit your proxy to vote at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, June 24, 2014, at 2:00 p.m., local time, at the Hyatt House San Diego, 10044 Pacific Mesa Blvd., San Diego, California 92121. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement.

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about May 15, 2014.

What matters will be considered at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked:

•	To elect two (2) directors to serve until the 2017 Annual Meeting of Stockholders;

•	To hold an advisory vote on the compensation of the Company’s named executive officers;

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•	To consider such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Record holders of our common stock as of the close of business on May 9, 2014 are entitled to notice of, and to vote at, the Annual Meeting. You are a holder of record if your shares were registered directly in your name with our transfer agent, Computershare Trust Company, at the close of business on May 9, 2014. If your shares were held through an account with a broker, bank or other nominee at that time, then your shares are held in “street name” and the organization holding your account is considered the holder of record for purposes of voting at the Annual Meeting. However, as a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote your shares.

How many votes do I have?

Each holder of record as of the close of business on May 9, 2014 is entitled to one vote for each share of common stock held on that date. On April 28, 2014, 34,318,974 shares of common stock were outstanding. The Company expects the number of outstanding shares will not materially change as of the record date.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends a vote:

•	FOR the election of the director nominees to serve until the 2017 Annual Meeting of Stockholders;

•	FOR the advisory vote on executive compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•	at the discretion of the proxy holders with respect to any other matter that is properly presented at the Annual Meeting.

How do I cast my vote?

If you are a holder of record, you can vote in person at the Annual Meeting or by proxy prior to the Annual Meeting. To vote by proxy, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid return envelope.

If your shares are held in “street name,” your broker, bank or other nominee will provide you with instructions on how to vote your shares. If you hold your shares in “street name” and do not instruct your broker, bank or other nominee how to vote your shares, your shares will not be voted in the election of directors. To be sure your shares are voted in the manner you desire, you should instruct your broker, bank or other nominee how to vote your shares.

Voting your shares is important due to the stock exchange rule that prohibits your broker, bank or other nominee from voting your shares with respect to the election of directors without your express voting instructions.

If you hold your shares in “street name” and wish to attend the Annual Meeting and vote your shares in person, you must obtain a valid proxy from your broker, bank or other nominee.

Can I change my vote after I have mailed my signed proxy card?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the Annual Meeting. You can do this by:

•	delivering a written notice revoking your proxy to the Company’s Corporate Secretary at the following address Novatel Wireless, Inc., 9645 Scranton Road, San Diego, CA 92121;

•	delivering to the Company’s Corporate Secretary a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.

What if I return a signed proxy card but do not provide voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on the proxy. If a properly executed proxy gives no specific voting instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of each of the director nominees to serve until the 2017 Annual Meeting of Stockholders;

•	FOR the advisory vote on executive compensation;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014; and

•	at the discretion of the proxy holders with respect to any other matter that is properly presented at the Annual Meeting.

What will constitute a quorum at the Annual Meeting?

Holders of a majority of shares of our common stock entitled to vote at the Annual Meeting must be present at the Annual Meeting, in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the Annual Meeting. If there is no quorum, a majority of the votes present at the Annual Meeting, in person or by proxy, may adjourn the meeting to a later date.

How many votes are required to elect the director nominee?

The directors will be elected by a plurality of the votes cast by holders of our common stock.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. Please complete, sign, date and promptly return each proxy card to ensure that all your shares are voted.

Who will bear the costs for soliciting votes for the Annual Meeting?

The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Where else are the proxy materials available?

The proxy statement and our 2013 Annual Report are available for your review at www.nvtl.com/proxymaterials.

Where can I find directions to the Annual Meeting location?

Directions to the Hyatt House San Diego are available at http://sorrentomesa.house.hyatt.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 24, 2014: The Notice of the Annual Meeting, Proxy Statement and Annual Report are available at www.nvtl.com/proxymaterials.

PROPOSAL 1

ELECTION OF DIRECTOR

At the Annual Meeting, two (2) directors will be elected to serve a three-year term expiring at the 2017 Annual Meeting of Stockholders. This section contains information about the director nominees and the directors whose terms of office continue after the Annual Meeting. The nominees for election are Russell Gerns and Richard Karp. The director nominees are incumbent directors whose nomination to serve on the Board were recommended by the Nominating and Corporate Governance Committee and approved by the Board. Dr. Richard Karp, one of the nominees for election as a director at this year’s Annual Meeting, was appointed to the Board in April 2014 and is standing for re-election pursuant to a previously-disclosed settlement between the Company and a stockholder group referred to as Novatel Shareholders for Change. The members of the stockholder group have agreed to vote in favor of each of the Company’s nominees for director at this year’s Annual Meeting. David A. Werner, an incumbent director who has served on the Board since 2004, has announced his intention to leave the Board when his term expires at this year’s Annual Meeting. Mr. Werner’s decision is not the result of any disagreement with respect to the Company’s operations, policies or practices.

The directors will be elected by a plurality of the votes cast at the Annual Meeting. A “withhold” vote will have no effect on the outcome of the election of these directors.

The Board Recommends a Vote FOR Each of the two(2) Director Nominees.

Nominees to be Elected for Term Expiring at the 2017 Annual Meeting of Stockholders

Russell Gerns, age 76, has served as director since September 2009. Mr. Gerns has more than 27 years of operational and finance experience, having participated in the founding and dramatic growth of numerous high-tech companies, including Scientific Data Systems (which was acquired by Xerox Corporation), Computer Machinery Corporation, Cipher Data Products and Rexon, Inc. (which was acquired by Legacy Storage Systems Corporation). Since 1985, Mr. Gerns has concentrated on venture capital financing of start-up companies, private equity investments, and company acquisitions. He was a member of the Board of Advisors of the UCLA Anderson School of Management Center for Entrepreneurial Studies and has taught as a professor of business management at Pepperdine University. Mr. Gerns earned his undergraduate degree from the University of California, Los Angeles.

Mr. Gerns’ extensive operational and finance experience with high-tech companies brings to the Board a valuable perspective on the technology industry. His experience with venture capital financing, private equity investments and acquisitions also provides additional insight to the Board regarding business and management of technology companies.

Richard Karp, age 69, has served as a director since April 2014. Dr. Karp is a private investor. From 1986 through 2009, Dr. Karp served as Chariman and CEO of Catapult Communications Corp. (“Catapult”), a telecommunications company he founded. Catapult was taken public and ultimately sold to Ixia in 2009. Prior to founding Catapult, Dr. Karp held senior positions in the telecommunications and information systems industries. Dr. Karp holds a Bachelor of Science degree from the California Institute of Technology, a Masters degree in Math from the University of Wisconsin-Madison and a Ph.D. in Computer Science from Stanford University.

Dr. Karp’s extensive experience in the technology industry, together with his management and board experience in a public company, enable Dr. Karp to provide the Company valuable executive insight.

Directors With Term Expiring at the 2015 Annual Meeting of Stockholders

Peter V. Leparulo, age 55, has served as a director since May 2003, as our Chairman from November 2006 through April 2014, and as our Chief Executive Officer since April 2008. He also served as our Chief Executive

Officer from January 2003 to November 2006. From May 2001 to January 2003, he served as our Senior Vice President, General Manager, CDMA Operations. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Mr. Leparulo’s nearly 14 years of experience at the Company, culminating in his service as the Company’s Chairman and Chief Executive Officer, gives him in-depth knowledge of the Company’s business and an understanding of operational and strategic matters impacting the Company. Mr. Leparulo’s background as an attorney gives the Board valuable insight into managing the Company’s business in a complex legal environment.

Alex Mashinsky, age 48, has served as a director since April 2014. Mr. Mashinsky has served as Managing Partner of Governing Dynamics since 2004. Governing Dynamics is an early stage investment and development company. Between May and December 2013, Mr. Mashinsky served on the board of directors of Tellabs, a publicly traded telecommunications company, until it was acquired in December 2013. In 2004, Mr. Mashinsky founded GroundLink, a transportation marketplace that aggregates, manages and executes ground travel services on a global scale. Mr. Mashinsky served as CEO of GroundLink through 2011. Also in 2004, Mr. Mashinsky founded Transit Wireless, a wireless distributed antenna systems company that provided wireless data coverage to 300 of New York City’s subway stations. Between 1995 and 2003, Mr. Mashinsky founded and operated companies in the information technology sector, including Arbinet. Mr. Mashinsky attended Tel Aviv University and Israel Open University.

Mr. Mashinsky’s experience in technology and venture capital industries and his success in founding, operating and growing businesses provide him an informed background for service on the Board.

Directors With Terms Expiring at the 2016 Annual Meeting of Stockholders

James Ledwith, age 68, has served as a director since March 2008 and as our lead independent director since April 2010. Mr. Ledwith served as a partner at Cohn Reznick, LLP, formerly J.H. Cohn LLP, an accounting and consulting firm, from 1992 until his retirement in 2009 and has been a lecturer at San Diego State University from 2000 to 2007 and from 2011 to the present. Mr. Ledwith serves as a director of San Diego Trust Bank, a privately held community bank until its sale in June 2013. Mr. Ledwith is a certified public accountant and received his undergraduate degree from Babson College and a Master of Business Administration from the Wharton Graduate Division of the University of Pennsylvania.

Mr. Ledwith spent his career primarily in public accounting and has extensive knowledge of accounting and financial reporting rules and regulations. Mr. Ledwith’s educational background and accounting expertise provide a solid background for him to advise and consult with the Board on financial and audit-related matters as a member of the Audit Committee and on compensation-related matters as a Chairman of the Compensation Committee.

Sue Swenson, age 65, has served as a director since June 2012. Ms. Swenson has more than 20 years of executive management experience in the telecommunications industry and considerable experience serving on the boards of growing technology companies. Since 1994, she has been a director of Wells Fargo and sits on their Audit and Examination Committee and Governance and Nominating Committee. Ms. Swenson also is a director on the boards of Spirent Communications Plc, Harmonic, Inc., FirstNet and has previously served on boards of numerous public and private companies, including Leap Wireless International, mBlox and Palm. Ms. Swenson retired in 2011 as president and CEO of Sage Software, Inc. Before joining Sage Software, Ms. Swenson held positions in a variety of telecom companies, including COO of Atrinsic, Inc. (formerly known as New Motion, Inc.), COO of Amp’d Mobile, Inc., president and COO of Leap Wireless International, Inc., and president and CEO of Cellular One. Ms. Swenson’s substantial experience at, and knowledge regarding, high technology companies, including wireless communication companies, provide a particularly relevant and informed background for her to use on the Board and as a member of the Compensation Committee.

General John D. Wakelin (U.S. Army, Retired), age 78, has served as a director since May 2009. For the last 24 years he has worked in senior executive and program management roles at SAIC, a scientific, engineering, and technology applications company. In September 2013, a new company, Leidos Inc., was created and spun off from SAIC. General Wakelin transferred to Leidos Inc. at that time. At Leidos Inc., and SAIC, General Wakelin has overseen numerous programs in large scale computing, telecommunications systems, and complex enterprise software systems for the public and private sector. He retired as Brigadier General for the Army where he served for 30 years in a number of roles, culminating in his service as Deputy Director for Command Control and Communications for the Joint Chiefs of Staff under Presidents Reagan and Bush and as Deputy Commander for Research and Development for the U.S. Army Communications Electronics Command at Fort Monmouth, N.J. General Wakelin holds a Bachelor of Science from the University of San Francisco and he completed all graduate level course work in Social Psychology for the Army’s Foreign Area Officer Program at San Diego State University. General Wakelin also attended the U.S. Army Command and General Staff College and National War College.

General Wakelin’s over 24 years of experience in executive and business development positions at SAIC gives him a strong understanding of the technology industry, making him well-suited to be a member of the Board and as a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. General Wakelin also brings to the Board strong leadership experience as a result of his 30 years of service in the U.S. Army.

CORPORATE GOVERNANCE

Director Independence

Under the NASDAQ listing requirements, a majority of the members of our Board must be independent. The Board has determined that of our non-management directors, Mr. Gerns, Dr. Karp, Mr. Ledwith, Mr. Mashinsky, Ms. Swenson, Gen. Wakelin and Mr. Werner, are each independent of the Company and management within the meaning of the NASDAQ listing requirements. Mr. Leparulo is not “independent” under the NASDAQ listing requirements because he is an employee of the Company. Mr. Werner has announced that he will leave the Board at the expiration of his term at the Annual Meeting on June 24, 2014.

Director Nominations

Qualifications. The Nominating and Corporate Governance Committee considers a number of factors in its evaluation of director candidates, including the members of the Board eligible for re-election. These factors include relevant business experience, expertise, character, judgment, length of potential service, independence, other commitments and the current needs of the Board and its committees. In the case of incumbent directors, the Nominating and Corporate Governance Committee also considers a director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance.

While the Nominating and Corporate Governance Committee has not established specific criteria related to a director candidate’s age, education, experience level or skills, it expects qualified candidates will have appropriate experience and a proven record of business success and leadership. The Nominating and Corporate Governance Committee believes the Board should be comprised of a diverse group of individuals with significant and relevant senior management and leadership experience, an understanding of technology relevant to the Company and its business, a long-term and strategic perspective and the ability to advance constructive debate and a global perspective. While the Board considers diversity in its evaluation of candidates, the Board does not have a policy specifically focused on diversity.

Stockholder Recommendations. The Nominating and Corporate Governance Committee considers recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by an individual director or the Nominating and Corporate Governance Committee.

Stockholders may recommend candidates at any time. However, to be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy statement for our next Annual Meeting of Stockholders, recommendations must be received by the Corporate Secretary at least 120 days prior to the first anniversary of the date of the proxy statement mailed to stockholders for the immediately preceding Annual Meeting of Stockholders. A stockholder’s notice must include the following:

•

a written statement by the director candidate agreeing to be named in our proxy materials and to serve as a member of the Board (and any committee of the Board to which the director candidate is assigned to serve by the Board) if nominated and elected;

•	the director candidate’s full name, age, business and residential addresses and principal occupation or employment for at least the past five years;

•	information regarding any relationships between the candidate and the Company within the last three years;

•	a description of the proposed nominee’s qualifications as a director; and

•	a written statement that the nominating stockholder is a beneficial or record owner of our stock.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Novatel Wireless, Inc., c/o Corporate Secretary, 9645 Scranton Road, San Diego, California 92121.

Communications with the Board

Stockholders and other interested parties may communicate with the Board, the non-management directors or specific directors by mail addressed to: Novatel Wireless, Inc., c/o Corporate Secretary, 9645 Scranton Road, San Diego, California 92121. The communication should clearly indicate whether it is intended for the Board, the non-management directors or a specific director. Our Corporate Secretary will review all communications and will, on a periodic basis, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or that relate to matters that are clearly improper or irrelevant to the functioning of the Board.

Code of Ethics

The Board has adopted a code of business conduct and ethics applicable to all our directors, officers and employees. The purpose of the code of business conduct and ethics is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report concerns regarding possible unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. We distribute copies of the code to, and conduct periodic training sessions regarding its content for, our newly elected directors and newly hired officers and employees. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors tab under “Corporate Governance” as required by applicable law. A copy of our code of business conduct and ethics is available on our website under the Investors tab under “Corporate Governance” at http://novatelwireless.com.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

The Board currently consists of eight members, seven of whom are non-management directors. Effective upon the election of directors at the Annual Meeting, the Board will consist of seven members, six of whom are independent directors. The Board is divided into three classes with each class serving a three-year term. The term of one class expires at each Annual Meeting of Stockholders of the Company.

Board Meetings and Director Attendance

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all meetings of the Board and the committees on which he or she serves. In 2013, the Board met eight times, four of which were telephonic meetings. Each Board member attended at least 75% of the meetings of the Board and the committees on which he or she served during the period for which he or she was a director or committee member.

Annual Meeting of Stockholders

We do not have a formal policy regarding attendance by members of the Board at our Annual Meetings of Stockholders. However, we encourage, but do not require, our directors to attend. Four of our directors, Mr. Leparulo, Mr. Ledwith, Ms. Swenson and General Wakelin, attended the 2013 Annual Meeting of Stockholders.

Board Committees

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. All of the charters are publicly available on our website at www.novatelwireless.com in the Investors tab under “Corporate Governance.” You may also obtain a copy of these charters upon written request to our Corporate Secretary at our principal executive offices.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board appoints committee members annually. The table below sets forth the current composition of our Board committees:

Name	Audit Committee			Compensation Committee			Nominating and Corporate Governance Committee
Russell Gerns	✓						✓
James Ledwith	✓			✓	(Chair	)
Peter V. Leparulo
Sue Swenson				✓
John Wakelin				✓			✓	(Chair	)
David A. Werner	✓	(Chair	)

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting. The functions and responsibilities of the Audit Committee include:

•	engaging our independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	reviewing with management and the independent registered public accounting firm the scope and the planning of the annual audit;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	discussing with management and the independent registered public accounting firm, as appropriate, the Company’s policies with respect to financial risk assessment and financial risk management;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Audit Committee Report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

In 2013, the Audit Committee met six times, two of which were telephonic meetings.

Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee must have the ability to read and understand fundamental financial statements and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting or another comparable experience or background. The Board has determined that each member of the Audit Committee is “independent” as defined by the NASDAQ listing requirements and SEC rules. The Board has also determined that Mr. Werner meets the requirements of an “audit committee financial expert” as defined by SEC rules. With Mr. Werner’s retirement from the Board at the Annual Meeting in June 2014, the Board has selected Mr. Ledwith to assume the position of Chair of the Audit Committee and has also determined that Mr. Ledwith meets the requirements of an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

The Compensation Committee establishes, administers and oversees compliance with our policies, programs and procedures for compensating our executive officers and the Board. The functions and responsibilities of the Compensation Committee include:

•	establishing and reviewing our general compensation policies and levels of compensation applicable to our executive officers and our non-management directors;

•	evaluating the performance of, and determining the compensation for, our executive officers, including our chief executive officer;

•	reviewing regional and industry-wide compensation practices in order to assess the adequacy and competitiveness of our executive compensation programs; and

•	administering our equity incentive compensation plans and approving awards of stock, restricted stock units or stock options to employees and other parties.

In 2013, the Compensation Committee met twelve times, six of which were telephonic meetings. The Board has determined that each member of the Compensation Committee is “independent” as defined by the NASDAQ listing requirements.

The Compensation Committee has the sole authority to retain and supervise one or more outside advisors, including outside counsel and consulting firms, to advise the Committee on executive and director compensation matters and to terminate any retained adviser. In addition, the Committee has the sole authority to approve the fees of an outside adviser and other retention terms.

For 2013, the Compensation Committee retained the compensation consultant, Meridian Compensation Partners, LLC (“Meridian”) to advise the Compensation Committee on executive and director compensation matters.

The Compensation Committee reviewed the services provided by Meridian to the Compensation Committee and based on this review has determined that the provision of such services did not give rise to any conflict of interests taking into account such factors as required by the Securities and Exchange Commission and applicable law and such other factors as the Compensation Committee determines are relevant.

Nominating and Corporate Governance Committee

The functions and responsibilities of the Nominating and Corporate Governance Committee include:

•	monitoring developments in corporate governance principles and standards;

•	developing and recommending a set of corporate governance guidelines applicable to the Company;

•	reviewing possible conflicts of interest of Board members and management;

•	recommending whether incumbent directors should be nominated for re-election to the Board;

•	recommending director nominees;

•	establishing procedures and guidelines for individuals to be considered to become directors;

•	reviewing and evaluating director nominees submitted by stockholders;

•	recommending the appropriate size and composition of the Board and each of its committees;

•	overseeing annual evaluations of the performance of the Board, the Board committees and the directors;

•	monitoring the continued legal compliance of our established principles and policies; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

In 2013, the Nominating and Corporate Governance Committee met two times. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by the NASDAQ listing requirements.

Board Leadership Structure

Until April 2014, the Company combined the positions of Chairman and Chief Executive Officer and the Board annually elected an independent director to serve as lead director. Mr. Ledwith served as lead director for the last several years. In April 2014, the Board separated these two roles and created the role of Chairman of the Board to be filled by an independent director. Ms. Swenson was elected to serve as Chairman of the Board. With the creation of the position of Chairman of the Board, the Board has eliminated the position of lead director.

The primary responsibilities of the Chairman of the Board include, among other things:

•	creating the agenda for, and requesting the information to be provided in connection with, Board meetings;

•	convening and presiding at meetings of directors;

•	acting as a liaison between the directors and the Chief Executive Officer ; and

•	acting as a liaison for communication with Company stockholders.

Board’s Role in Risk Oversight

The Board plays an active role in the Company’s risk oversight and is responsible for overseeing the processes established to report and monitor systems that mitigate material risks applicable to the Company. The Board delegates certain risk management responsibilities to the committees of the Board. The Audit Committee reviews and discusses with management the Company’s policies regarding risk assessment and risk management and the Company’s significant financial risk exposures and the actions that management has taken to limit, monitor or control those exposures. The Compensation Committee reviews the compensation of the Company’s executive officers at least annually and considers the design of compensation programs and arrangements and potential risks presented thereby. The Nominating and Corporate Governance Committee considers potential risks presented by corporate governance issues affecting the Company and makes recommendations to the Board as appropriate. Each of these committees regularly reports to the Board on matters that involve the specific areas of risk that each committee oversees. The Board also receives regular reports on the Company’s risk management from senior representatives of the Company’s independent registered public accounting firm.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Upon the recommendation of the Compensation Committee, the Board makes all compensation decisions for our non-management directors. In recommending director compensation, the Compensation Committee considers, among other things, the amount of time required of directors to fulfill their duties. A director who is also an employee of the Company does not receive additional compensation for serving as a director.

In 2013, Meridian advised the Compensation Committee that non-management director compensation should be reviewed periodically but did not recommend any changes to the cash and equity compensation for non-management directors for 2013. Meridian recommended that the equity grant made to each non-management director be entirely restricted stock units, a practice that had been followed in 2012 and 2011 as well. Based on Meridian’s advice the Compensation Committee recommended to the Board of Directors that the equity for non-management directors in 2013 be granted in restricted stock units. For a description of the equity grants to non-management directors in 2013, see “—Equity-Based Compensation.”

Cash Compensation. The table below summarizes the components of cash compensation payable to our non-management directors for Board and Board committee service in 2013. The Company reimburses directors for reasonable expenses incurred in connection with attending Board and Board committee meetings.

Board Service:
Annual Retainer	$20,000
Lead Independent Director(1)	$15,000
Meeting Fee (in person)	$1,500
Meeting Fee (telephonic)	$750

Board Committee Service:
Audit Committee Chair	$10,000
Compensation Committee Chair	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Meeting Fee (in person)	$1,000
Meeting Fee (telephonic)	$500

(1)	This amount will be the annual retainer for the Chairman of the Board position from May 2014 forward.

Equity-Based Compensation. In 2012 and 2013, the Company experienced constraints in the share availability under the Company’s 2009 Incentive Plan. Although the independent compensation consultants maintained their recommendation that non-management directors receive annual equity grants in the form of restricted stock units with an economic value of $90,000, grants with this value have not been made since 2011.

In March 2012, the Compensation Committee determined that there were not enough shares available in the Company’s 2009 Incentive Plan to make equity grants delivering the economic value of $90,000 to the non-management directors while maintaining share availability for other purposes such as equity grants to non-executive employees and new employees. The Compensation Committee considered information on burn rate and projections on possible share usage for other purposes, consulted with Meridian and reviewed various models for possible equity grants Because preserving share availability under the 2009 Incentive Plan for other purposes was important, the Compensation Committee concluded that each of the non-management directors would be awarded long-term equity grants in March 2012 in the same share amounts and form as they had received in 2011 even though the economic value of such grants was less than the awards made in 2011. The Compensation Committee made the same decision with respect to equity grants for the executive officers in March 2012.

In March 2013, the Compensation Committee again addressed the share availability issue and consulted with its independent advisors at Meridian. Various models of possible share usage and alternative grant formulae were developed by the advisors and evaluated by the Committee. The Committee also considered burn rate information. The Committee concluded that non-management directors would be granted reduced equity awards of a specified number of restricted stock units (15,000 each), which on the date of grant yielded an economic value of $28,350.

The restricted stock units granted to non-management directors vest in three equal annual installments beginning on the first anniversary of the grant date. Upon vesting, the restricted stock units are settled in shares of our common stock.

Director Compensation Table. The table below summarizes the compensation paid to our non-management directors for 2013.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Total
Russell Gerns	$35,000	$31,500	$66,500
James Ledwith	63,000	31,500	94,500
Sue Swenson	38,500	31,500	70,000
John Wakelin	45,000	31,500	76,500
David A. Werner	44,000	31,500	75,500

(1)	Peter V. Leparulo, our Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation received by Mr. Leparulo as an employee of the Company is shown in the Summary Compensation Table in this Proxy Statement.
(2)	The amounts in these columns reflect the aggregate grant date fair value of the stock awards granted in 2013 as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2013.
(3)	As of December 31, 2013, the number of shares of restricted stock and/or shares underlying outstanding restricted stock units held by each of the directors listed in the table above were as follows: Mr. Gerns (33,330 shares), Mr. Ledwith (33,330 shares), Ms. Swenson (27,220 shares), Gen. Wakelin (33,330 shares) and Mr. Werner (33,330 shares).

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our current executive officers:

Name	Age	Position with the Company
Peter V. Leparulo	55	Chief Executive Officer
Kenneth G. Leddon	61	Senior Vice President and Chief Financial Officer
Robert M. Hadley	51	Chief Marketing Officer
Catherine F. Ratcliffe	56	Senior Vice President, Business Affairs, General Counsel and Secretary
Slim S. Souissi	49	Senior Vice President and Chief Technology Officer

Peter V. Leparulo has served as a director since May 2003, as our Chairman from November 2006 through April 2014 and as our Chief Executive Officer since April 2008. He also served as our Chief Executive Officer from January 2003 to November 2007. From May 2001 to January 2003, he served as our Senior Vice President, General Manager, CDMA Operations. From September 2000 to May 2001, he served as our Senior Vice President, Corporate and Strategic Development and General Counsel. From June 1998 until September 2000, Mr. Leparulo was a Senior Partner at the law firm of Orrick, Herrington & Sutcliffe LLP, where he specialized in corporate finance, mergers and acquisitions, securities, intellectual property and general corporate matters. Prior to joining Orrick, Mr. Leparulo was a Partner at the law firm of Pillsbury Madison & Sutro LLP, from January 1992 until June 1998, and an Associate at that firm from October 1989 until January 1992. He holds a Bachelor of Science from Colgate University and a Juris Doctor from Case Western Reserve University.

Kenneth G. Leddon has served as our Senior Vice President and Chief Financial Officer since January 2008. From November 2007 to January 2008, he served as our interim Chief Financial Officer. Before joining us, Mr. Leddon was a principal in the management consulting firm of Leddon & Associates from September 2006 until November 2007. Prior to that, he was a principal in the management consulting firm of Pathway Strategic Partners from November 2002 to September 2006. Mr. Leddon also served as an interim executive or financial advisor for several companies while employed with two nationally recognized management consulting firms, XRoads Solutions Group, LLC and Buccino & Associates, Inc. He also served as Chief Financial Officer and Vice President for several portfolio companies of Milhous Group, a private equity firm that was based in California. Mr. Leddon started his career at U.S. Steel Corporation, where he held several financial management positions during his 10 year tenure. Mr. Leddon holds a Bachelor of Science in Business Administration from California State University-Northridge and a Master of Science in Business Administration from Robert Morris University.

Robert M. Hadley has served as our Chief Marketing Officer since March 2009 and served as a Senior Technical Advisor for the Company in the office of the Chief Executive Officer between March 2008 and March 2009. From 2004 to early 2008, Mr. Hadley was the Company’s Senior Vice President of Worldwide Sales and Marketing and was our Vice President of Sales and Marketing in 2003. He served as our Vice President of Strategic Accounts from April 2001 to December 2002. Before initially joining us, Mr. Hadley was Vice President of Sales for e-SIM Ltd., a provider of advanced simulation technology for product development. Mr. Hadley also previously held various senior sales and marketing positions at Aonix, a Thomson Software company providing IT solutions for corporate enterprise reporting and lifestyle software development markets, where he rose to the position of Vice President of Marketing. Mr. Hadley holds a Bachelor of Science in Computer Science from San Diego State University.

Catherine F. Ratcliffe has served as our Senior Vice President, Business Affairs, General Counsel and Secretary since August 2007 and served as our Vice President, Business Affairs and Secretary from May 2004 until August 2007. From 2002 to 2004, she practiced law, including as a Partner in the law firm of Lamb & Kawakami. From 1997 to 2002, she was Vice President, General Counsel & Human Resources at Day Runner, Inc. Prior to joining Day Runner, she was a Partner in the law firm of Bryan Cave LLP practicing in the areas of corporate finance, securities and mergers and acquisitions, from 1992 to 1997. Ms. Ratcliffe holds a Bachelor of Arts from the University of California at Los Angeles and a Juris Doctor from the University of California at Berkeley.

Slim S. Souissi has served as our Senior Vice President and Chief Technology Officer since 2004 and served as our Vice President and Chief Technology Officer from October 2002 to 2004. He previously served as our Vice President of Emerging Technologies from December 2001 to October 2002 and as our Principal Research Scientist from May 2000 to December 2001. Prior to joining us in 2002, Dr. Souissi was Principal Staff Engineer in Motorola’s research and development operation from November 1994 to May 2000. Dr. Souissi earned a Ph.D. and a Master of Science in Electrical Engineering from the Georgia Institute of Technology, a Master of Science in Digital Signal Processing from the Ecole Superieure d’Electricite (France) and a Master of Science in Engineering from the Ecole Centrale Marseille (France). Dr. Souissi holds 52 U.S. patents, all related to wireless technology.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Decisions with respect to compensation for our executive officers, including our chief executive officer, are made by the Compensation Committee of the Board. The following discussion and analysis is focused primarily on the compensation for our executive officers, with additional detail provided for our named executive officers. Our “named executive officers” are our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for 2013. The compensation of our named executive officers is presented in the tables and related information and discussed under “Executive Compensation” following this section, beginning on page 26.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our executive officers, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each executive’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our executive officers, the Compensation Committee seeks to achieve the following key objectives:

•	Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

•

Alignment with Stockholders. The compensation program should align the interests of our executives with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

•

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure for the Company.

Committee’s Role in Establishing Compensation

Our Compensation Committee is currently comprised of Mr. Ledwith, Ms. Swenson and General Wakelin, all of whom are independent directors under the NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee makes all compensation decisions for our executive officers, including grants of equity awards. The Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly and reasonably compensated based upon their performance and contribution to the Company’s growth and profitability, and that its compensation decisions support our compensation philosophy and objectives. The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of our Senior Vice President of Business Affairs, who has responsibility for human resources and compensation matters for non-executive employees of the Company. Our Senior Vice President of Business Affairs is also our General Counsel and Corporate Secretary.

The Compensation Committee is authorized to retain advisors with respect to compensation matters. The Compensation Committee engaged Meridian, to provide advice on compensation matters for executive officers and non-management directors for 2013. The compensation consultant’s role is to provide independent third-party advice to assist the Compensation Committee in evaluating and designing our executive compensation policies and programs, including:

•	providing recommendations regarding the composition of our comparator group, as described below;

•

reviewing and assisting with recommendations regarding current executive compensation levels relative to the market and our performance, including with respect to the retention and promotion of executive officers;

•	advising on trends in executive compensation, including best practices; and

•

advising on aligning pay and performance. The Compensation Committee is responsible for reviewing fees paid to compensation consultants to ensure that the consultants maintain their objectivity and independence when rendering advice to the Committee regarding executive compensation matters.

Management’s Role in Establishing Compensation

Our Chief Executive Officer and our Senior Vice President of Business Affairs attend some Compensation Committee meetings to discuss matters under consideration by the Committee and to answer questions regarding those matters. The Compensation Committee also regularly meets in executive session without any members of management present.

The Compensation Committee members hold discussions with our Chief Executive Officer concerning the compensation for other executive officers. Our Chief Executive Officer provides his assessment of each individual’s responsibilities and contribution to the Company’s results and potential for future contributions to the Company’s success. The Compensation Committee considers this input, but has final authority to set the compensation amounts for all executive officers in its discretion. The Committee discusses proposals for our Chief Executive Officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. The Compensation Committee also reviews market data and other relevant information provided by the compensation consultant when considering competitive and market factors in compensation, elements of compensation packages and possible changes to the compensation of our executive officers.

With oversight by the Compensation Committee, our human resources department administers our executive compensation program to implement the compensation decisions made by the Compensation Committee for our executive officers.

Consideration of 2013 Stockholder Advisory Vote

At our 2013 Annual Meeting of Stockholders, we held an advisory “say-on-pay” vote on the compensation of our named executive officers. Our stockholders approved the compensation of our named executive officers, with over 90% of shares cast voting in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2013, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial, operational and strategic goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation program, with an emphasis on delivering short and long-term incentive compensation that rewards our most senior executives based on achievement of financial, operational and strategic goals and with a view to enhancing stockholder value. We did make a change in the short term incentive program by including, for the first time, quarterly Company performance goals as well as the annual performance goals, both Company-wide and on an individual basis, that had been features of the plan in prior years. The Compensation Committee believed there were specific short-term goals that it wanted to provide an incentive to achieve as part of the Company’s overall performance for the entire year. For example, the growth of revenue in the Company’s machine-to-machine (“M2M”) business was determined to be an important objective for the entire Company for 2013 and, accordingly, quarterly goals for M2M revenue, increasing sequentially throughout the year, were included in the 2013 bonus plan.

Comparator Group

The Compensation Committee undertook a thorough review of the executive officer compensation during the second and third quarters of 2013. Working with its independent consultants at Meridian, the Compensation Committee assessed the Company’s executive compensation program, including base salary, total cash compensation and long-term incentive awards, with compensation paid by a comparator group of publicly traded companies compiled by Meridian. In 2012, at the Compensation Committee’s request, Meridian had conducted an independent review of the Company’s existing peer group and made recommendations regarding the composition of the peer group of companies used in the Compensation Committee’s considerations concerning executive officer compensation. At that time, Meridian recommended to the Compensation Committee that some changes be made to the Company’s existing peer group to ensure that all peer companies reflected relevant business and talent comparators and were size appropriate to the Company. The custom compensation peer group, developed by Meridian and accepted, with minor modifications, by the Compensation Committee in 2012, consisted of 24 companies. This custom compensation peer group was used by Meridian when making its Named Executive Officer Compensation Review for the Compensation Committee in August 2013.

The following companies comprised the 2013 custom compensation comparator group:

•	Avid Technology, Inc.
•	Cray Inc.
•	Datalink Corp.
•	DIGI International Inc.
•	Dot Hill Systems Corp.
•	Electronics for Imaging Inc.
•	Emulex Corp.
•	Finisar Corp.
•	Harmonic Inc.
•	InterDigital Inc.
•	Intermec Inc.
•	Newport Corp.
•	Oclaro Inc.
•	OCZ Technology Group Inc.
•	PMC-Sierra Inc.
•	Premiere Global Services Inc.
•	QLogic Corp.
•	Sierra Wireless Inc.
•	Silicon Graphics International Corp.
•	STEC Inc.
•	Super Micro Computer Inc.
•	Synaptics Inc.
•	Telecommunication Systems
•	United Online Inc.

Review of Compensation Program

In developing an annual compensation program for our executive officers, the Compensation Committee typically considers the following three main factors.

•

Market Competitiveness. The Compensation Committee reviews market data provided by the compensation consultant to evaluate whether changes to the compensation program and pay levels of our executive officers may be appropriate. The Compensation Committee generally seeks to compensate our executive officers by using median compensation levels of the closest corresponding executive positions among our comparator group companies as a data point in determining target pay opportunities.

•

Internal Equity. The Compensation Committee considers the level of total compensation opportunity for the executive officers in relation to one another to ensure that each executive’s contribution to Company performance is appropriately reflected.

•

Individual Performance. The Compensation Committee considers each individual executive’s experience serving in his or her position and the potential for the executive to expand responsibilities and increase contributions to the Company.

Executive Compensation Programs and Policies

The components of our executive compensation program typically provide for a combination of fixed and variable compensation. As described in more detail below, these components are:

•	base salary;

•	annual incentive compensation;

•	long-term incentive compensation;

•	broad-based employee benefits; and

•	severance and change-in-control benefits.

The Compensation Committee typically allocates a significant percentage of the total compensation for our executive officers to annual and long-term incentives as a result of the compensation philosophy and objectives described above. In evaluating the levels of total compensation, the Compensation Committee reviews tally sheets for each executive officer. The tally sheets detail current and historical compensation for each officer, including target and actual base and bonus compensation, equity grants and other benefits available generally to Company employees (e.g., 401(k) match, life and health insurance).

Base Salary. The base salary for each of our executive officers is paid in cash and represents the fixed portion of his or her total compensation. Base salary compensation is intended to provide a reliable source of income for our executive officers, an important part of retaining our executive officers, and is not subject to the variability of the annual incentive compensation and long-term equity incentive components of our executive compensation programs. The base salary for each of our executive officers is generally reviewed by the Compensation Committee annually. Base salaries are determined on the basis of the factors described above, as well as management responsibilities, level of experience and individual contributions to the Company.

Annual Incentive Compensation. The Compensation Committee believes annual incentive compensation should be a key element of the total compensation opportunity of each executive officer. The Compensation Committee also believes that placing a portion of executive compensation at risk each year appropriately motivates executives to achieve Company and individual goals, thereby enhancing stockholder value.

The Compensation Committee establishes annually the performance metrics and goals that must be achieved for an executive officer to earn an annual incentive compensation award. In establishing performance metrics for each of our executive officers, the Compensation Committee considers both Company objectives and individual objectives. The Company objectives are based on certain financial, operational and commercial goals of the Company as set forth in our operating plan for that year. The individual objectives are established for each executive officer in light of his or her functional group responsibilities and accompanying goals and expectations.

The Compensation Committee assesses performance by comparing actual results to the performance goals established. Generally, the total potential annual target incentive award payable to any executive officer is 50% of annual base salary (100% for our Chief Executive Officer). In approving annual incentive payouts, the Compensation Committee may apply discretion to the amounts that otherwise would be payable based upon Company and individual performance, subject to the maximum awards payable. For financial and revenue goals in incentive plans, there may be threshold minimum levels that must be achieved before any payments will be made for such goals. In addition, for these types of goals, there may be over-achievement levels specified up to a maximum amount payable if these goals are over-achieved. In 2013, with the introduction of quarterly performance goals, the Compensation Committee evaluated the established quarterly goals in the plan for a completed quarter against the actual achievements and results to determine which, if any, performance goals were met. If goals were over-achieved in a particular quarter, the Compensation Committee had the discretion to defer any payment for the over-achievement portion so that the overall achievement of the specific goal could be evaluated on the full year’s results.

Long-Term Incentive Compensation. Long-term incentive awards are granted to our executive officers under our 2009 Incentive Plan, which was approved by our stockholders in June 2009. These awards are intended to align the interests of management with those of our stockholders and are intended as a long-term incentive for future performance. This incentive plan is administered by the Compensation Committee.

Our 2009 Incentive Plan provides for grants of both equity and cash awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, annual incentive awards, performance shares, performance units and other forms of awards. The availability of these various types of equity and cash awards affords the Compensation Committee the flexibility to design long-term incentive awards that are responsive to our business needs and advance our interests and long-term success. To date, only stock options and restricted stock units have been granted under the incentive compensation plan. The Compensation Committee believes these forms of equity grants motivate employees and align their interests with the Company’s stockholders. The Compensation Committee also believes that conserving the Company’s cash is important and has not made any cash awards under the 2009 Incentive Plan.

The Compensation Committee views equity incentive awards as a means to encourage management retention because these awards vest over a specified period of time. The Compensation Committee typically consults with its compensation consultants regarding equity awards to the Company’s executive officers and considers the level of total compensation opportunity for the executive officers in relation to one another. The Compensation Committee has historically granted the executive officers a mix of stock option and restricted stock unit awards. When making equity incentive award decisions, the Compensation Committee does not consider existing ownership levels because the Committee does not want to discourage our executive officers from holding significant amounts of our common stock. In 2012 and 2013 , the Company’s equity plan had limited share availability and the Compensation Committee reduced the size of the equity awards for the named executive officers. The economic value of the equity awards made in both years was less than the target value of the equity component in the compensation program developed by the Compensation Committee over the course of several years.

The Compensation Committee has adopted an equity granting policy that provides for grants to be made on a specific date each year to our executive officer and independent directors. The Compensation Committee determines the amount and form of the equity to be granted to each individual or uses an established formula for these awards which are then made later on the specific date.

Anti-hedging and Pledging Policy. The Company’s Insider Trading Policy prohibits any pledging or hedging activities in the Company’s stock by the Company’s executive officers, members of the Board and certain other Company employees. The prohibited activities include any pledge of Company stock as well as transactions such as short sales, puts or calls.

Employee Benefits. We do not provide our executive officers or other employees with defined pension benefits, supplemental retirement benefits, post-retirement payments or deferred compensation programs. We do provide a 401(k) defined contribution plan that is available to all of our U.S. employees who meet certain eligibility requirements. We currently match up to the first 4% of eligible compensation that a participant contributes to the plan each year, subject to limitations under applicable law. Company matching contributions vest over a two-year period. However, after an executive officer or other employee completes two years of service with the Company, all matching contributions are fully vested.

Except as described below, we provide health, life and other insurance benefits to our executive officers on the same basis as our other full-time employees. All of our U.S. employees are enrolled in our group disability and life insurance plans. Each of our executive officers is entitled to receive a life insurance benefit upon his or her death equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $500,000. Each of our other salaried employees is entitled to a life insurance benefit equal to two times his or her annual base salary in effect on the date of death, up to a maximum benefit of $300,000.

All of our employees, including our executive officers, are eligible to participate in our Employee Stock Purchase Plan, which has been designed to comply with Section 423 of the Internal Revenue Code. The Compensation Committee believes that the Employee Stock Purchase Plan encourages employees, including our executive officers, to increase their ownership in the Company and further aligns their economic interests with those of our stockholders. The plan is designed to appeal primarily to non-executive employees and is not intended to be a meaningful element of our executive compensation program.

We do not provide other perquisites or personal benefits to our executive officers. The Compensation Committee believes that this policy is consistent with its pay-for-performance philosophy. We also do not provide any additional cash compensation to our executive officers to reimburse them for any income tax liability (with the exception of certain circumstances following a change in control) that may arise and become due and payable as a result of their receipt of any cash or equity compensation or benefits.

Severance and Change in Control Benefits. In November 2007, we entered into an employment agreement with Peter V. Leparulo, who was then our Executive Chairman and is now our Chief Executive Officer. The agreement provides for a minimum annual base salary and annual and long-term incentive compensation opportunities, as well as severance and other benefits. For additional information about the terms of this employment agreement, see “Executive Compensation—Employment Agreement,” beginning on page 27. For additional information about the severance benefits provided under this agreement, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreement,” beginning on page 29.

We have not entered into employment agreements with any of our other executive officers. However, we provide all of our executive officers with severance benefits in the event of a termination of employment in connection with a change in control of the Company. The severance benefits are intended to assist us in attracting and retaining talented executives. In addition, the change-in-control benefits are intended to ensure that these executive officers are able, as a practical matter, to evaluate any potential change-in-control transaction objectively and to encourage these executives to remain employed by the Company in the event a change in control becomes a real possibility. For additional information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Severance Agreements,” beginning on page 31.

Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers (other than the chief financial officer) of a public company is not deductible for federal income tax purposes unless the compensation qualifies as “performance based compensation.”

In reviewing our executive compensation program, the Compensation Committee considers the anticipated tax treatment to the Company and our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

2013 Compensation

Base Salaries. During the course of several meetings in the second and third quarters of 2013, the Compensation Committee reviewed information from the comparator group. The market data demonstrated that the base salaries, as well as the total compensation (both target and actual compensation), of the Company’s executive officers generally fell below the median and 25th percentile of the comparable positions in the comparator group.

After evaluating the data from the comparator group, discussing the service and performance of the executive officers as well as the goals and objectives set for their performance, the assumption of additional responsibilities by some, and their roles in pursuing strategic objectives for the Company and its businesses, the Compensation Committee decided that some changes would be made to the base salaries of our executive officers. There had not been any increases made in base salaries of our executive officers in several years. For example, the base salary for the Company’s Chief Executive Officer was negotiated as part of his employment agreement in 2007 and had not changed since then, see “Executive Compensation – Employment Agreement,”

and the salary of Company’s Chief Financial Officer had not changed since he joined the Company in January 2008. The Compensation Committee decided to implement changes to the base salaries of the Company’s named executive officers with increases ranging from approximately five to fifteen percent. These changes were made effective on November 1, 2013.

Annual Incentive Compensation. In March 2013, the Compensation Committee adopted the 2013 Incentive Plan applicable to the Company’s executive officers for the fiscal year ending December 31, 2013. Under the terms of the plan, each executive officer was eligible to receive discretionary cash bonus awards from the Company in a total dollar amount equal to a percentage of his or her annual base salary. The plan contained company-wide performance goals, two of which were measured and payable quarterly and one of which was assessed on an annual basis after completion of the fiscal year. The plan also included individual performance goals that were to be assessed at the end of the fiscal year. The award of the quarterly bonuses were subject to the achievement of operational and commercial milestones and two Company-wide financial goals: the Company’s consolidated revenue and revenue from its M2M business. The plan included an annual Company-wide financial goal (an adjusted EBITDA target) as well as individual performance goals established for each executive officer. The individual performance goals established were principally qualitative rather than quantitative.

The target awards for the 2013 fiscal year, as a percentage of base salary, were 100% for the Company’s Chief Executive Officer and 50% for all other executive officers. The percentage target for the Company’s Chief Executive Officer was negotiated as part of his employment agreement, see “Executive Compensation – Employment Agreement.” The percentage targets for the other executive officers were established by the Compensation Committee in consultation with Meridian several years ago as part of a broad review of executive compensation programs and the Compensation Committee believes the targets continue to provide a competitive annual incentive opportunity and promote internal equity within the executive team. Each executive officer was eligible to earn up to 80% of the target award if the Company performance goals were achieved and up to 20% of the target award if the executive officer achieved his or her own individual goals. The Compensation Committee believed that this mix of Company-wide and individual goals was appropriate in motivating the executive officers to achieve important business objectives of the Company while also recognizing each executive’s individual contributions during the year. The Company performance goals were divided into quarterly and annual goals. The quarterly components were measured following the end of respective quarter and, if applicable, paid thereafter. The annual components of the bonuses were to be determined and paid following the end of the Company’s 2013 fiscal year upon the approval of the Compensation Committee in its sole discretion. In approving the payment of awards under the plan, the Compensation Committee may also use its discretion to increase or decrease the amounts that otherwise would be payable based upon the achievement of the Company and individual performance goals.

When designing the 2013 bonus plan, the Compensation Committee established four components in the Company-wide financial goals as follows:

Performance Goal	Percentage of Overall Company Performance Goal	Payout Period
Adjusted EBITDA	15%	Annual
Consolidated Revenue	25%	Quarterly
M2M Revenue	40%	Quarterly
Corporate Objective Metrics	20%	Quarterly

The first component is based on the Company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fiscal year ended December 31, 2013. For purposes of the EBITDA performance goal, share-based compensation expense is added back to EBITDA and is further adjusted, if necessary, to reflect the aggregate dollar amount of the incentive award payments. EBITDA, as so adjusted, is referred to herein as “Adjusted EBITDA.” The Compensation Committee selected this metric because it believed that EBITDA is an industry-accepted measure of performance and demonstrates the Company’s performance and ability to reinvest in its business. The Compensation Committee approved a matrix in which greater Adjusted EBITDA corresponded to higher levels of goal achievement. To achieve 100% of the EBITDA performance goal, the Company had to achieve Adjusted EBITDA of $3,144,000; however, the matrix provided opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of this goal at specified Adjusted EBITDA levels. To achieve 100% of the quarterly consolidated revenue goals, the Company had to achieve revenue for the fiscal quarters as follows: $94,200,000 in the first quarter, $92,434,000 in the second quarter, $87,689,000 in the third quarter and $100,464,000 in the fourth quarter; however, as was done with the EBITDA goal, the matrix provided a sliding scale of achievement and payout opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of the quarterly revenue goals. The Compensation Committee chose the revenue goals because it believed that revenue is an important measure of the Company’s financial performance. To achieve 100% of the quarterly M2M revenue goals the Company had to achieve revenue from its M2M business for the fiscal quarters as follows: $9,200,000 in the first quarter, $9,749,000 in the second quarter, $11,493,000 in the third quarter and $18,701,000 in the fourth quarter, however, as was done with the other financial goals, the matrix provided a sliding scale of achievement and payout opportunities for partial achievement (e.g., 90%) and overachievement (e.g., 110%) of the M2M revenue goals. The Compensation Committee selected the M2M revenue goal for 2013 because it believed the growth of the M2M business was a significant feature of the Company’s long term strategic plan. A minimum threshold had to be met or exceeded for each of the three financial components before any bonus payments would be made with respect to that component.

The quarterly operational and commercial performance goals in the 2013 plan included three key performance metrics from the Company’s operating plan for 2013: on-time product development and delivery (7%), customer acquisition (7%) and progress on software initiatives (6%). Within each of these categories, there were specific quarterly objectives or milestones set. If these quarterly operational goals were fully achieved each quarter all year, they would constitute 20% of the Company performance goal. The Company’s operating plan is developed by the Company’s management team and presented and discussed with the Board of Directors. These quarterly performance metrics were selected by the Compensation Committee because it believed achieving these operational and commercial goals would improve the Company’s business, increase shareholder value and contribute positively to the longer term strategic goals of the Company.

The Company financial and performance goals in the bonus plan for executive officers were also used in the bonus plan for non-executive employees throughout the Company.

In June 2013, the Compensation Committee reviewed the results achieved in the first quarter of the year against the financial targets and operational and commercial goals in the bonus plan for that period. The Compensation Committee determined that the consolidated revenue goal had been achieved at the 91% level, the M2M revenue goal had been overachieved (112%) but would be paid at the 100% achievement level and that the operational and performance goals had been achieved at the 95% level for the quarter, resulting in a total payout of 78%. In August 2013, the Compensation Committee assessed the Company’s results against the specified targets and goals for the second quarter. The Compensation Committee found that 99% of the consolidated revenue goal was met, the M2M revenue goal had been overachieved (106%), but would be paid at the 100% level and that 100% of the operational and commercial goals had been achieved. This performance resulted in a total payout of 82% of the potential bonus amount for the quarter. In December 2013, the Compensation Committee reviewed the results from the third quarter against the targets and goals in the bonus plan for that quarter and determined that the consolidated revenue goal had been over-achieved (106%), but would be paid at the 100% level, the M2M revenue was below the threshold for any payment (75% achievement against a threshold of 80%) and the operational and commercial goals had been achieved at an 85% level, resulting in an overall payout at 42%. In January 2014, the Compensation Committee evaluated the results of the fourth quarter and determined that neither of the financial targets in the bonus plan for the fourth quarter had been achieved at the threshold level for any award (consolidated revenue was at 65% of goal and M2M revenue was at 45% of goal) and that the annual financial target had also not been achieved at the minimum level set in the plan (an Adjusted EBDITA loss of $(1,253,000) against a threshold goal of $144,000 Adjusted EBITDA).

In January 2014, the executive officers advised the Compensation Committee that they wanted to waive consideration of any further awards under the 2013 Incentive Plan. The Compensation Committee accepted this proposal and no awards were considered for the executive officers for their individual performance during 2013 or the operational and commercial components for the fourth quarter of the 2013 Incentive Plan. The actual bonus amounts awarded under the 2013 bonus plan are set forth below:

Executive	Base Salary(1)	Bonus Target Amount	2013 Actual Bonus Amount	2013 Actual Bonus Amount (as a Percentage of Target)
Peter Leparulo	$462,000	$462,000	$186,648	40.4%
Kenneth Leddon	$285,000	$142,500	$57,500	40.4%
Robert Hadley	$285,000	$142,500	$57,500	40.4%
Catherine Ratcliffe	$270,000	$135,000	$54,540	40.4%
Slim Souissi	$300,000	$150,000	$60,600	40.4%

(1)	These amounts do not reflect the base salary changes made effective November 1, 2013, because no bonus payments were made after that date.

Long-Term Incentive Compensation. In the first quarter of 2013, the Compensation Committee considered several scenarios to address long-term equity compensation. As part of its consideration, the Compensation Committee reviewed the equity grants of the previous several years in the context of the compensation program that had been developed over time by the Compensation Committee. In 2011, the Compensation Committee had considered the benchmarking data with regard to direct peer and general industry group, accounting impacts on earnings, the Chief Executive Officer’s recommendations with respect to all executive officers other than himself, the Compensation Committee’s own evaluations of the individual contribution and performance of each of the executive officers and previous equity awards to the executive officers. The result of these considerations were equity awards for each named executive officer with an economic value that was equal to a specified percentage of such officer’s base salary (ranging from 130-200%). These percentages were aligned with the equity awards that had been made in several previous years to the executive officers.

In March 2012, the Compensation Committee determined that there were not enough shares available in the Company’s 2009 Incentive Plan to make equity grants delivering these economic values to the named executive officers while maintaining share availability for other purposes such as equity grants to non-executive employees and new employees. The Compensation Committee considered information on burn rate and projections on possible share usage for other purposes, consulted with its compensation consultant and reviewed various models for possible equity grants. Considering all these factors and because preserving share availability under the 2009 Incentive Plan for other purposes was important, the Compensation Committee concluded that each of the named executive officers would be awarded long-term equity grants in March 2012 in the same share amounts and form as they had received in 2011 even though the economic value of such grants was less than the awards made in 2011. This decision was consistent with the recommendation of the compensation consultant.

During a series of meetings in the first quarter of 2013, the Compensation Committee studied several models provided by Meridian setting forth various equity grant formulas that could be implemented. The Compensation Committee looked at projections of share pool usage, burn rate, employee turnover, forfeiture rates and other assumptions made in each model. The Committee members also considered retention tools and incentives and alignment with shareholders’ interests and related matters. The Compensation Committee discussed the impact of the variable stock prices on equity grants and noted that equity grants in accordance with the economic formulae recommended by the compensation consultants engaged by the Compensation Committee several years ago for the executive officer grants (as well as for the independent directors) had not been possible since 2011 because of share pool constraints. The Compensation Committee also discussed the need to preserve the available shares in the equity plan for use with existing and new non-executive employees at the Company. The Compensation Committee decided to make the equity awards to the executive officers in stock options rather than a mix of stock options and restricted units that had been used in previous years. The Compensation Committee made the decision to grant equity in this form because they believed that stock options would provide a greater incentive to the executive officers and be a more effective retention tool than an award of restricted stock units.

The following table sets forth the target award and actual award (as a percent of base salary), the economic value (at the time of grant) of the long-term equity incentive award granted to each of our named executive officers in March 2013, as well as the number of stock options and restricted stock units granted to each named executive officer.

Executive	Target Award as a Percent of Base Salary	Actual Award as a Percent of Base Salary	Economic Value of Award at Time of Grant	Number of Stock Options	Number of Restricted Stock Units
Peter V. Leparulo	200%	41%	$189,000	154,000	0
Kenneth G. Leddon	130	27	77,805	61,750	0
Robert Hadley	150	32	89,775	71,250	0
Catherine F. Ratcliffe	140	29	79,380	63,000	0
Slim S. Souissi	150	32	94,500	75,000	0

The stock option awards vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date. The Compensation Committee approved equity awards with time-based vesting to create a significant incentive for our executive officers to be employed by the Company for at least three years after the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of three members, James Ledwith (Chair), Sue Swenson and John Wakelin.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James Ledwith, Chair	Sue Swenson	John Wakelin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during fiscal 2013 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related person transaction. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2013.

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read with the more detailed disclosure regarding our executive compensation program presented under “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Peter V. Leparulo	2013	$473,333	$0	$184,215	$186,648	$10,734	$854,930
Chief Executive Officer	2012	462,000	517,889	111,065	210,000	10,534	1,311,488
	2011	462,000	820,492	189,573	187,572	10,400	1,670,037

Kenneth G. Leddon	2013	291,667	0	73,865	57,570	10,734	433,836
Senior Vice President and Chief Financial Officer	2012	285,000	207,659	44,534	62,415	10,534	610,142
	2011	285,000	328,995	76,013	57,855	10,400	758,263

Robert Hadley	2013	287,500	0	85,229	57,570	10,734	441,033
Chief Marketing Officer	2012	285,000	239,606	51,385	62,415	10,534	648,940
	2011	285,000	379,609	87,707	57,855	10,400	820,571

Catherine F. Ratcliffe	2013	275,833	0	75,361	54,540	10,734	416,468
Senior Vice President of Business Affairs, General Counsel and Secretary	2012 2011	270,000 270,000	211,863 335,655	45,436 77,553	59,130 54,810	10,534 10,400	596,963 748,418

Slim S. Souissi	2012	307,500	0	89,715	60,600	10,734	468,549
Senior Vice President and Chief Technology Officer	2011	300,000	252,217	54,089	65,700	10,534	682,540
	2010	300,000	399,589	92,323	60,900	10,400	863,212

(1)	The amounts in these columns reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 6, “Stock Incentive and Employee Stock Purchase Plans” in the Company’s Form 10-K for the year ended December 31, 2013.
(2)	Represents cash awards for the Company performance portion of our annual incentive compensation plan. The threshold, target and maximum amounts for each named executive officer’s fiscal 2013 incentive opportunity are reported in the “Grants of Plan-Based Awards Table” below.
(3)	For 2013, the amounts shown represent Company matching contributions under our 401(k) plan and life insurance premiums paid by the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding the Company’s grants of plan-based awards to named executive officers during 2013 under the Company’s annual incentive plan and 2009 Incentive Plan. In this table, the annual incentive plan is abbreviated as “AIP” and awards under the 2009 Incentive Plan are abbreviated as “RSU” for restricted stock unit awards and “SOA” for stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards
Name	Award Type	Grant Date	Threshold	Target	Maximum
Peter Leparulo	AIP	3/4/2013	$217,140	$462,000	$924,000
	SOA	3/4/2013				154,000	$2.10	184,215
Kenneth Leddon	AIP	3/4/2013	66,975	142,500	285,000
	SOA	3/4/2013				61,750	2.10	73,865
Robert Hadley	AIP	3/4/2013	66,975	142,500	285,000
	SOA	3/4/2013				71,250	2.10	85,229
Catherine Ratcliffe	AIP	3/4/2013	63,450	135,000	270,000
	SOA	3/4/2013				63,000	2.10	75,361
Slim Souissi	AIP	3/4/2013	70,500	150,000	300,000
	SOA	3/4/2013				75,000	2.10	89,715

(1)	Represents the potential payout for awards granted under the Company’s annual incentive plan. These awards were subject to the attainment of certain performance goals. The performance goals and target award multiples for determining the payout are described under “Compensation, Discussion and Analysis—Annual Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Represents stock options granted under the Company’s 2009 Incentive Plan. Stock options vest over a three-year period, with one-third vesting on the first anniversary of the grant date and the remainder vesting ratably on a monthly basis thereafter through the third anniversary of the grant date.

Employment Agreement

In November 2007, we entered into an employment agreement with Mr. Leparulo, who was then our Executive Chairman and is now our Chief Executive Officer, for an initial term of three years. The agreement provided Mr. Leparulo with an annual base salary of not less than $462,000. The amount of his base salary was increased for the first time under the agreement, effective November 1, 2013, to $530,000. Mr. Leparulo is eligible to receive annual incentive compensation equal to at least 100% of his base salary, based on the achievement of performance goals established by the Board or Compensation Committee. Mr. Leparulo is also entitled to annual equity grants consistent with competitive pay practices generally and appropriate relative to awards made to our other executive officers. Mr. Leparulo is entitled to a $1,000,000 executive term life insurance policy and may designate the beneficiary of the policy. To date, he has not exercised his right to this benefit. He is also eligible to participate in our employee benefits plans and programs. For a description of the severance benefits provided under this agreement and our other severance agreements, see “—Potential Payments Upon Termination or Change in Control—Employment Agreement.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2013.

	Option Awards					Stock Awards
	Number Securities Underlying Unexercised Options # Exercisable	Number Securities Underlying Unexercised Options # unexercisable		Option Exercise Price	Option Experation Date	Number of Shares or Units of Stock that have Not Vested		Market Value Units That have not vested(1)
Peter V. Leparulo
	350,000	0		$16.27	4/29/2014
	200,000	0		$11.04	3/7/2015
	210,000	0		$5.51	3/13/2019
	110,791	0		$6.95	3/11/2020
	45,524	10,989	(2)	$5.45	7/1/2021
	32,966	23,547	(3)	$3.44	3/8/2022
	0	154,000	(4)	$2.10	3/4/2023

						50,183	(5)	$118,934
						100,366	(6)	$237,867
Kenneth G. Leddon	64,773	0		$5.51	3/13/2019
	30,114	0		$11.83	10/20/2019
	44,424	0		$6.95	3/11/2020
	18,254	4,406	(2)	$5.45	7/1/2021
	13,219	9,441	(3)	$3.44	3/8/2022
	0	61,750	(4)	$2.10	3/4/2023
						20,122	(5)	$47,689
						40,244	(6)	$95,378
Robert M. Hadley	60,227	0		$5.51	3/13/2019
	51,259	0		$6.95	3/11/2020
	21,062	5,084	(2)	$5.45	7/1/2021
	15,252	10,894	(3)	$3.44	3/8/2022
	0	72,250	(4)	$2.10	3/4/2023
						23,218	(5)	$55,027
						46,436	(6)	$110,053
Catherine F. Ratcliffe	60,000	0		$15.43	5/12/2014
	50,000	0		$18.78	7/26/2014
	63,984	0		$11.04	3/7/2015
	27,000	0		$10.40	1/5/2017
	59,901	0		$5.51	3/13/2019
	45,324	0		$6.95	3/11/2020
	18,624	4,495	(2)	$5.45	7/1/2021
	13,487	9,632	(3)	$3.44	3/8/2022
	0	63,000	(4)	$2.10	3/4/2023
						20,530	(5)	$48,656
						41,059	(6)	$97,310
Slim S. Souissi
	25,000	0		$16.27	4/29/2014
	21,333	0		$11.04	3/7/2015
	30,000	0		$10.40	1/5/2017
	102,273	0		$5.51	3/13/2019
	53,957	0		$6.95	3/11/2020
	22,171	5,351	(2)	$5.45	7/1/2021
	16,055	11,467	(3)	$3.44	3/8/2022
	0	75,000	(4)	$2.10	3/4/2023
						24,440	(5)	$57,923
						48,880	(6)	$115,846

(1)	Based upon a market value per share of $2.37, the closing price of our stock on December 31, 2013.
(2)	Option vested as to one-third of the shares of common stock underlying the option on July 1, 2012 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on July 1, 2014.
(3)	Option vested as to one-third of the shares of common stock underlying the option on March 8, 2013 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on March 8, 2015.
(4)	Option vested as to one-third of the shares of common stock underlying the option on March 4, 2014 and the remaining two-thirds vest ratably on a monthly basis thereafter until fully vested on March 4, 2016.
(5)	Represents restricted stock units, of which one-third vested on July 1, 2012, one-third vested on July 1, 2013 and one-third will vest on July 1, 2014.
(6)	Represents restricted stock units, of which one-third vested on March 8, 2013, one-third vested on March 8, 2014 and one-third will vest on March 8, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of restricted stock unit awards for each of the named executive officers during 2013.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Peter V. Leparulo	124,967	$360,799
Kenneth G. Leddon	50,109	144,672
Robert Hadley	57,817	166,928
Catherine F. Ratcliffe	51,122	147,597
Slim S. Souissi	60,860	175,713

(1)	Represents the number of shares of restricted stock vested multiplied by the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

We currently provide severance benefits to our named executive officers, in the event the executive’s employment is terminated under certain circumstances following a change in control of the Company. We provide these benefits to Mr. Leparulo under an employment agreement and to each of Mr. Hadley, Mr. Leddon, Ms. Ratcliffe and Dr. Souissi under severance agreements. We also provide severance benefits unrelated to a change in control to Mr. Leparulo under his employment agreement. A description of the severance benefits payable under these agreements is set forth below.

Employment Agreement. Our employment agreement with Mr. Leparulo provides for payments and benefits to him in the event there is a change in control of the Company or his employment is terminated under the circumstances described below. We and Mr. Leparulo have agreed that retroactive to the commencement of his service as our Chief Executive Officer, the employment agreement shall be construed as also referring to his service as Chief Executive Officer. Unless clearly inappropriate in the context, every reference in the employment agreement to Mr. Leparulo’s position, authority, rights, or duties shall be construed as referring to both his Executive Chairman and Chief Executive Officer positions, authority, rights, or duties while he held both positions and, when he only held one of those positions, to that position and its authority, rights, or duties. Mr. Leparulo further agreed that the cessation of his Executive Chairman position and the appointment of a new chairman shall not constitute good reason under his employment agreement.

Termination Without Cause or for Good Reason. Mr. Leparulo is entitled to the following severance benefits if we terminate his employment without cause or if he terminates his employment for good reason:

•

a severance payment equal to two times the sum of (a) his base salary, plus (b) the greater of the annual incentive award he would have earned for the year of termination (which is deemed to be no less than his target award for the year) and his base salary multiplied by the average annual incentive award, as a percentage of base salary, for the next three most senior executive officers;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable until the applicable expiration date;

•

an amount equal to his unpaid base salary earned though the date of termination, unpaid annual incentive award earned for the previous year and annual incentive award earned in the year of termination pro-rated through the date of termination;

•	outplacement services for one year, not to exceed $20,000;

•	continued participation for 24 months by Mr. Leparulo and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination;

•	payment for accrued vacation time; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under the agreement, termination without cause includes termination for any reason other than:

•	willful gross misconduct, or a willful violation of a federal or state law applicable to the Company, that is materially adverse to the Company;

•	a felony conviction; or

•	a material breach of the employment agreement.

Mr. Leparulo is deemed to have terminated his employment for good reason if the termination follows:

•	a material reduction in his duties;

•	a reduction in his base salary or bonus opportunity;

•	the termination of, or a material reduction in, his employee benefits;

•	a relocation of his principal place of work by more than 40 miles;

•	our breach of the employment agreement or any other agreement with him;

•	a failure of any successor company to assume the employment agreement; or

•	a failure by our stockholders to re-elect him as a director.

Termination in Connection with a Change in Control. If we terminate Mr. Leparulo’s employment without cause within six months prior to a change in control of the Company or if he terminates his employment for any reason within one year following a change in control of the Company, he is entitled to receive the benefits listed above, except:

•	the severance payment would be determined using a multiplier of three (instead of two); and

•	the period of continued participation in our group health plan would be extended to 36 months (from 24 months).

Under the employment agreement, a change in control is defined as:

•

a merger, consolidation or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving entity;

•	a sale of all or substantially all of the Company’s assets;

•

a change in the composition of the Board, resulting in fewer than a majority of directors who either (a) were serving as a member of the Board one year prior to the transaction or (b) were nominated or elected by a majority of the directors serving one year prior to the transaction;

•	a transaction after which an individual, entity or group owns 30% or more of the outstanding shares of our common stock; or

•	a liquidation or dissolution of the Company.

Acceleration of Equity Awards in Connection with a Change in Control. Mr. Leparulo is entitled to immediate vesting of all outstanding equity awards under our compensation plans upon a change in control of the Company.

Termination for Cause. If we terminate Mr. Leparulo’s employment for cause, he is entitled to receive any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Due to Death or Disability. In the event Mr. Leparulo’s employment is terminated due to his death or disability, he or his beneficiary is entitled to receive his target annual incentive award for the year of termination plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Termination Other than for Good Reason. In the event Mr. Leparulo terminates his employment other than for good reason, he is entitled to receive his target annual incentive award for the year of termination pro-rated through the date of termination, plus any earned but unpaid compensation payable to him as of the date of termination, including base salary, any annual incentive award for the prior year and any annual incentive award for the year of termination pro-rated through the date of termination.

Severance Agreements.

Severance Agreements with Ms. Ratcliffe and Dr. Souissi. We have entered into severance agreements with Ms. Ratcliffe and Dr. Souissi. These agreements provide for severance benefits if the executive’s employment is terminated within one year following a change in control of the Company. If the executive’s employment is terminated without cause or by the executive for good reason following a change in control of the Company, the executive is entitled to the following benefits:

•

a lump-sum severance payment equal to three times the sum of (a) the greater of the executive’s base salary for the year of termination and for the year in which the change in control occurs, plus (b) the greater of the executive’s target annual incentive award for the year of termination and for the year in which the change in control occurs;

•	immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable for two years;

•	an amount equal to his or her unpaid base salary through the date of termination and any other amounts owed to the executive under our compensation plans.

•

one year of financial planning services at the same level provided to the executive immediately prior to the date of termination, or, if more favorable to the executive, immediately prior to the change in control;

•	outplacement services for one year, not to exceed $10,000;

•	continued participation for 24 months by the executive and his or her dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination; and

•	a payment equal to the amount necessary to offset any excise taxes and any related income taxes, penalties and interest.

Under these severance agreements a change in control is defined in the same manner as Mr. Leparulo’s employment agreement, except that the criteria based on the composition of the Board requires a majority of the continuing directors to have served, or been nominated or elected by those directors who had served, two years (compared to one year for Mr. Leparulo) prior to the transaction.

Under these severance agreements, termination without cause includes termination for any reason other than:

•	a failure by the executive to perform his or her duties (other than for disability or following receipt of notice of termination);

•	a fraud or dishonesty resulting in material injury to the Company;

•	a violation of a federal or state law applicable to the Company; or

•	a felony conviction.

Each of the executives will be deemed to have terminated his or her employment for good reason if the termination follows:

•	a reduction in the executive’s duties (including if we cease to be a publicly-traded company);

•	a reduction in the executive’s base salary or bonus opportunity;

•	a relocation of the executive’s principal place of work by more than 30 miles;

•	our failure to pay any current compensation;

•	a material reduction in the executive’s benefits;

•	a failure of any successor company to assume the agreement;

•	an alleged termination for cause that is communicated to the executive without proper notice under the agreement; or

•	our breach of the agreement that is materially adverse to the executive.

Severance Agreements with Mr. Hadley and Mr. Leddon. In 2010, we entered into severance agreements with Mr. Hadley and Mr. Leddon. These agreements provide for severance benefits if the executive’s employment is terminated within two years following a change in control of the Company. If the executive’s employment is terminated without cause or by the executive for good reason following a change in control of the Company, the executive is entitled to the following benefits:

•

a lump-sum severance payment equal to three times the sum of (a) the greater of the executive’s base salary immediately prior to termination and prior to the change in control, plus (b) the executive’s target annual incentive award in the year of termination;

•

immediate vesting of all outstanding equity awards under our compensation plans, which awards will remain exercisable for two years; provided that performance awards will accelerate based on the pro-rated portion of the performance period during which the executive served;

•	an amount equal to his or her unpaid base salary and incentive pay through the date of termination and any other amounts owed to the executive under our compensation plans;

•	a lump-sum bonus payment equal to the pro-rated portion of the target bonus in the year of termination;

•	outplacement services for one year, not to exceed $25,000; and

•	continued participation for 24 months by the executive and his dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination.

These severance agreements do not provide for any additional payments by the Company for excise or other taxes.

Under these severance agreements a change in control is defined in the same manner as Mr. Leparulo’s employment agreement, except that the criteria based on the composition of the Board requires a majority of the continuing directors to have been approved by a vote of at least two-thirds of the directors serving at the time of the nomination or election and excludes from the definition directors who were nominated in an actual or threatened election contest.

Under these severance agreements, termination without cause includes termination for any reason other than:

•	conviction of a criminal violation involving fraud, embezzlement or theft in connection with the executive’s duties or in the course of employment;

•	commission of intentional wrongful damage to the Company’s property;

•	commission of intentional wrongful disclosure of the Company’s confidential information;

•	commission of intentional engagement in prohibited competitive activity; or

•	any act that has caused or will cause demonstrable and material harm to the Company.

Each of the executives will be deemed to have terminated his or her employment for good reason if the termination follows:

•	a material reduction in the executive’s base salary (excluding reductions that apply to all executive officers) or bonus opportunity;

•	a relocation of the executive’s principal place of work by more than 50 miles;

•	a failure of any successor company to assume the agreement; or

•	our breach of the agreement that is materially adverse to the executive.

Equity Award Agreements. The following is a summary of the vesting provisions applicable to the outstanding equity awards held by our named executive officers as of December 31, 2013.

2009 Omnibus Incentive Compensation Plan. The award agreements covering grants of stock options and restricted stock units made to our named executive officers under our 2009 Incentive Plan provide that the Board, in its discretion, may accelerate the vesting of any unvested options or units in the event of a change in control.

Under our 2009 Incentive Plan, a change in control is defined as:

•	any person becoming the beneficial owner of 50% or more of the combined voting power of the then-outstanding shares of our common stock, subject to certain exceptions;

•

a majority of the Board ceasing to be comprised of directors who (a) were serving as members of the Board on June 18, 2009 or (b) became members of the Board after June 18, 2009 and whose nomination, election or appointment was approved by a vote of two-thirds of the then-incumbent directors;

•

a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction, unless the holders of our common stock immediately prior to the transaction beneficially own more than 50% of the combined voting power of the shares of the surviving entity and certain other conditions are satisfied; or

•	a liquidation or dissolution of the Company approved by the Company’s stockholders.

2000 Stock Incentive Plan. The award agreements covering stock option grants previously made to our named executive officers under our 2000 Stock Incentive Plan provide that the stock options will remain exercisable for up to 270 days following the date of an executive’s employment termination for any reason.

Summary of Potential Termination Benefits. The following tables quantify the compensation and benefits that would have been payable to the named executive officers under the agreements described above if the executive’s employment had terminated on December 31, 2013, given the executive’s base salary, and, if applicable, the closing price of our common stock, as of that date. In addition, for the purposes of these tables we have included the dollar amount that each such officer actually received in exchange for 2013 performance under the Company’s annual incentive plan for 2013. The amounts shown in the tables do not include payments and benefits, such as accrued salary and accrued vacation, to the extent that such payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Peter V. Leparulo Chairman and Chief Executive Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause or for Good Reason	Change in Control Only	Change in Control and Termination	Death	Disability
Cash Severance	—	—	$1,984,000	—	$2,976,000	—	—
Annual Incentive Award	$186,648	$186,648	186,648	—	186,648	$186,648	$186,648
Acceleration of Equity Awards	—	—	356,801	$356,801	356,801	—	—
Health Benefits	—	—	12,133	—	18,200	—	—
Outplacement Services	—	—	20,000	—	20,000	—	—
Insurance Benefits	—	—	—	—	—	500,000	—
Excise Tax Payment	—	—	—	—	—	—	—

Totals:	$186,648	$186,648	$2,559,582	$356,801	$3,557,649	$686,648	$186,648

Kenneth G. Leddon Senior Vice President and Chief Financial Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,402,500	—
Annual Incentive Award	$57,570	$57,570	—	57,570	$57,570
Acceleration of Equity Awards	—	—	—	143,067	—
Health Benefits	—	—	—	29,043	—
Outplacement Services	—	—	—	25,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$57,570	$57,570	—	$1,657,180	$557,570

Robert M. Hadley Chief Marketing Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,327,500	—
Annual Incentive Award	$57,570	$57,570	—	57,570	$57,570
Acceleration of Equity Awards	—	—	—	165,082	—
Health Benefits	—	—	—	38,652	—
Outplacement Services	—	—	—	25,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$57,570	$57,570	—	$1,613,804	$557,570

Catherine F. Ratcliffe Senior Vice President of Business Affairs, General Counsel and Secretary
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,320,000	—
Annual Incentive Award	$54,540	$54,540	—	54,540	$54,540
Acceleration of Equity Awards	—	—	—	145,966	—
Health Benefits	—	—	—	24,906	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$54,540	$54,540	—	$1,555,412	$554,540

Slim S. Souissi Senior Vice President and Chief Technology Officer
Benefits and Payments	Voluntary Termination	Involuntary Termination	Change in Control Only	Change in Control and Termination Without Cause or for Good Reason	Death
Cash Severance	—	—	—	$1,485,000	—
Annual Incentive Award	$60,600	$65,700	—	60,600	$60,600
Acceleration of Equity Awards	—	—	—	173,768	—
Health Benefits	—	—	—	38,652	—
Outplacement Services	—	—	—	10,000	—
Insurance Benefits	—	—	—	—	500,000
Excise Tax Payment	—	—	—	—	—

Totals:	$60,600	$60,600	—	$1,768,020	$560,600

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PARTIES

Transactions with Related Persons

Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving transactions with a related person (as defined in SEC regulations). In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself from the deliberations and approval. To decide whether to approve, ratify or reject a related-person transaction, the Audit Committee determines in good faith whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below provide information regarding the beneficial ownership of our common stock as of March 31, 2014 by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than five percent of our common stock.

The tables below list the number and percentage of shares beneficially owned based on 34,314,721 shares of common stock outstanding as of March 31, 2014. Beneficial ownership is determined in accordance with SEC rules and regulations, and generally includes voting power or investment power with respect to securities held. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage
Peter V. Leparulo	1,483,377	4.20%
Russell Gerns	80,168	*
James Ledwith	89,587	*
Sue Swenson	11,109	*
John Wakelin	67,636	*
David A. Werner	126,987	*
Robert Hadley	278,631	*
Kenneth G. Leddon	318,826	*
Catherine F. Ratcliffe	492,805	1.42
Slim S. Souissi	573,310	1.66
All directors and executive officers as a group (10 persons)(2)		9.64

*	Less than 1%.
(1)	Includes shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days after March 31, 2014 as follows: Mr. Gerns (22,862 shares), Mr. Hadley (182,772 shares), Mr. Leddon (201,093 shares), Mr. Ledwith (38,746 shares), Mr. Leparulo (1,024,868 shares), Ms. Ratcliffe (368,431 shares), Dr. Souissi (307,600 shares), Gen. Wakelin (21,820 shares) and Mr. Werner (68,746 shares); does not include Dr. Karp and Mr. Mashinsky who were appointed to the Board in April 2014.
(2)	Includes 2,236,938 shares of our common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days after March 31, 2014.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own five percent or more of our outstanding common stock. The information regarding beneficial ownership of the entities identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such entity or person in such report and the number of shares of common stock outstanding on March 31, 2014.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
Bruce A. Karsh(1) 333 S. Grand Ave., Suite 2800 Los Angeles, CA 90071	3,000,000	8.74%
Edward T. Shadek (2) 101 California St, 41st Fl., San Francisco, CA 94111	1,773,164	5.17%

(1)	According to a Schedule 13G filed by Bruce A. Karsh with the SEC on January 14, 2013. Mr. Karsh has sole voting power and sole dispositive power with respect to 3,000,000 shares.
(2)	According to a Schedule 13D filed by Edward T. Shadek with the SEC on March 19, 2014. Mr. Shadek has sole voting power and sole dispositive power with respect to 1,773,164 shares.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013, the Purchase Plan and the 2009 Incentive Plan were the only compensation plans under which securities of the Company were authorized for grant. These plans, including amendments, were approved by our stockholders. The Company does not have any equity plans that have not been approved by stockholders. The following table provides information as of December 31, 2013 regarding the Company’s existing and predecessor plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,932,771	(2)	$9.45	(3)	5,168,727	(4)

(1)	As of March 31, 2014 4,161,142 shares of common stock were issuable upon exercise of outstanding options with a weighted-average exercise price of $8.43. As of that date, there were outstanding restricted stock awards for 2,232,944 shares. No warrants or rights were outstanding as of that date. As of March 31, 2014, there were 1,874,026 shares of our common stock available for issuance under the 2009 Incentive Plan and 1,500,132 shares of common stock available under the Purchase Plan.
(2)	The 1,112,035 shares issuable upon vesting of outstanding restricted stock units are excluded.
(3)	As of March 31, 2014, the weighted-average term of the outstanding options was 4.62 years. No warrants or rights were outstanding as of that date.
(4)	Represents shares available for future issuance under the 2009 Incentive Plan and the Purchase Plan. As of December 31, 2013, there were 3,668,595 shares of our common stock available for issuance under the 2009 Incentive Plan and 1,500,132 shares of our common stock available for issuance under the Purchase Plan.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.

In making decisions with respect to compensation for our executive officers, the Compensation Committee is guided by a pay-for-performance philosophy. The Compensation Committee believes that a significant portion of each executive’s total compensation opportunity should vary with achievement of the Company’s annual and long-term financial, operational and strategic goals. In designing the compensation program for our executive officers, the Compensation Committee seeks to achieve the following key objectives:

•	Motivate Executives. The compensation program should encourage our executive officers to achieve the Company’s annual and long-term goals.

•

Alignment with Stockholders. The compensation program should align the interests of our executives with those of our stockholders, promoting actions that will have a positive impact on total stockholder return over the long term.

•

Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure for the Company.

We believe our executive compensation is structured in the manner that best serves the interests of the Company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement which provides a more thorough review of our compensation philosophy and how that philosophy was implemented in 2013.

Effect of Proposal

The resolution to approve our executive compensation is non-binding on us and our Board and Compensation Committee. As a result, the Board and Compensation Committee retain discretion to change executive compensation from time to time if they conclude that such a change would be in the best interest of the Company. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve executive compensation. However, our Board and its Compensation Committee value the opinions of stockholders and will carefully consider the results of this advisory vote. We currently conduct advisory votes on executive compensation on an annual basis, and we expect to conduct our next advisory vote at our 2015 Annual Meeting of Stockholders.

Recommendation and Vote Required

Our Board recommends that stockholders vote FOR the approval of executive compensation. The proxy holders will vote all proxies received FOR approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes FOR this proposal, they have the same effect as votes AGAINST this proposal. Broker non-votes will not have any effect on this proposal.

The Board Recommends a Vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for 2014. The Board is asking stockholders to ratify this appointment. Although SEC regulations require the company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. In the event that our stockholders do not ratify the appointment, it will be considered as a direction to our audit committee to consider the selection of a different firm.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young. Abstentions will have the effect of a vote against this proposal.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The Board Recommends a Vote FOR Proposal 3.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Selection

Ernst & Young LLP has been appointed by the Audit Committee to serve as the Company’s independent registered public accounting firm for 2014. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Audit and Non-Audit Fees

The following table sets forth fees for audit services rendered by Ernst & Young for the audit of our consolidated financial statements for 2013 and 2012, and fees for other services rendered by Ernst & Young.

	2013	2012
	E&Y	E&Y
Audit Fees(1)	$1,063,343	$1,064,847
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	0	0

Total	$1,063,343	$1,064,847

(1)	Audit fees consist principally of fees for the audit of our annual consolidated financial statements, review of our interim consolidated financial statements and the audit of internal control over financial reporting.
(2)	All other fees include other support services related to our acquisition activities and litigation matters.

Pre-Approval Policies and Procedures

The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by our independent registered public accounting firm and establishes and pre-approves the aggregate fee level for these services. Any proposed services that would cause us to exceed the pre-approved aggregate fee amount must be pre-approved by the Audit Committee. All audit and non-audit services for 2013 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of the Company’s financial reporting process. The Audit Committee Charter can be viewed on the Company’s Website site at www.novatelwireless.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2013 Annual Report on Form 10-K with the Company’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of non-audit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee

David A. Werner, Chair	Russell Gerns	James Ledwith

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with during 2013.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in our proxy materials for our 2015 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at Novatel Wireless, Inc., Attention: Corporate Secretary, 9645 Scranton Road, San Diego, California 92121, by January 15, 2015, and otherwise comply with all requirements of the SEC and our certificate of incorporation and bylaws for stockholder proposals.

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2015 Annual Meeting of Stockholders, you must give timely written notice of the proposal to our Corporate Secretary. To be timely, the notice must be received no earlier than February 24, 2015 and no later than March 26, 2015. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our by-laws, a copy of which is available upon request from our Corporate Secretary at the above address.

OTHER MATTERS

The Board is not aware of any other matter of business that may be brought before the Annual Meeting. However, it any other matter properly comes before the Annual Meeting, it is intended that the enclosed proxy card will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Catherine F. Ratcliffe

Senior Vice President of Business Affairs,

General Counsel and Secretary

May 15, 2014

Novatel Wireless, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Revocable Proxy Card

☐  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ☐

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.

1. To elect two (2) directors to serve until the 2017 Annual Meeting of Stockholders;						+
	For	Withhold		For	Withhold
01 - Russell Gerns	☐	☐	02 - Richard Karp	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To hold an advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	3 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this Proxy and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	1 U P X	+
01MV2B

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and Annual Report/10K wrap are available at:

www.NVTL.com/ProxyMaterials

☐  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ☐

REVOCABLE PROXY — Novatel Wireless, Inc.

Annual Meeting of Stockholders — June 24, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Novatel Wireless, Inc. (the “Company”) acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, each dated May 15, 2014, and, revoking any proxy heretofore given, hereby appoints Peter V. Leparulo and Catherine F. Ratcliffe, and each of them, the proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, June 24, 2014, at 2:00 p.m., local time, at the Hyatt House San Diego, 10044 Pacific Mesa Blvd., San Diego, California 92121, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.

When properly executed, this Proxy will be voted as directed herein or, if not otherwise indicated, will be voted FOR the director nominees in Proposal 1 and FOR approval of Proposals 2 and 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 24, 2014: THE NOTICE OF THE ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.NVTL.COM/PROXYMATERIALS.

Please complete, sign, date and return this Proxy as promptly as possible in the postage-paid return envelope provided.